Exhibit 99.1
Prospect Capital Corporation Announces Pricing of $167 Million 5.5% Oversubscribed Institutional Unsecured Notes Offering

NEW YORK, October 28, 2025 (GLOBE NEWSWIRE) -- Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect”, “our”, or “we”) announced today that Prospect priced an institutional offering of approximately $167 million in aggregate principal amount of 5.5% Series A Notes due 2030 (the “Notes”) on October 27, 2025.

“We appreciate the strong support and interest we received from over 40 institutional investors for this oversubscribed unsecured bond offering,” said Grier Eliasek, President of Prospect. “This leverage neutral bond offering further strengthens our already diversified financing sources.”

The Notes will bear interest at a rate of 5.5% per annum payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2026.

The Notes will be general senior unsecured obligations of Prospect and will rank equally in right of payment with Prospect’s existing and future senior unsecured debt.

The Notes will mature on December 31, 2030 and may be redeemed, at our option, in whole or in part, at any time after 60 days from the date on which the Notes are listed for trading on the Tel Aviv Stock Exchange Ltd. (the “TASE”) at certain specified redemption prices. Leader Underwriters (1993) Ltd. is acting as lead distributor and advisor for this offering. The offering is expected to close on October 30, 2025, subject to customary closing conditions, and the Notes and our shares of common stock are expected to list and commence trading on the TASE on November 2, 2025.

The Notes are rated ilAA- by S&P Global Ratings Maalot Ltd.

The Notes were sold in an offshore transaction to certain non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About Prospect Capital Corporation

Prospect is a business development company that primarily lends to and invests in middle market privately-held companies. Prospect’s investment objective is to generate both current income and long-term capital appreciation.

Prospect has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.

For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectcap.com
Telephone (212) 448-0702